THE HANOVER INSURANCE GROUP, INC. REPORTS FOURTH QUARTER 2006 EARNINGS:

NET INCOME OF $0.88 PER SHARE COMPARED TO $2.19 PER SHARE THE PRIOR YEAR

WORCESTER, Mass., January 29, 2007—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the fourth quarter of 2006 of $45.5 million, or $0.88 per share, compared to $118.7 million, or $2.19 per share, in the fourth quarter of the prior year. Net income for the prior year quarter benefited from a favorable adjustment of $30.2 million to reflect the actual purchase price from the sale of the variable life insurance and annuity business that closed on December 30th, 2005, a federal income tax settlement of $9.5 million related to our life company operations in prior years and unusually low taxes for the quarter due to a rate adjustment driven by Hurricane Katrina losses. Net income for the current quarter includes pre-tax realized losses on investments of $14.9 million, compared to gains of $5.7 million in the same period of 2005, and a more normal level of tax expense.

Net income for the full year of 2006 was $170.3 million, or $3.27 per share, compared to a net loss of $325.2 million, or $6.02 per share in 2005. The net loss in 2005 is attributable to the $444.4 million after-tax net loss on the sale of the variable life insurance and annuity business and the $162 million net catastrophe loss related to Hurricane Katrina.

Total Property and Casualty pre-tax segment income was $97.4 million in the fourth quarter of 2006, compared to $89.5 million in the fourth quarter of the prior year. For the full year, total Property and Casualty pre-tax segment income was $328.1 million for 2006, compared to $113.7 million in 2005. Last year’s Property and Casualty pre-tax segment income for 2005 includes $249.7 million in pre-tax Hurricane Katrina losses, while the current years results include $48.6 million in Hurricane Katrina losses.

“I am very pleased with our performance in 2006,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “The company has reported strong results and did so while posting above average growth rates. I believe we have made significant progress towards our goal of becoming a world class Property and Casualty company.”

Segment Results

The Hanover conducts its business in four operating segments. Three of these operating segments, Personal Lines, Commercial Lines, and Other Property and Casualty, are included in our Property and Casualty operations. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety, and inland marine. The Other Property and Casualty segment includes AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets, as well as a block of run-off voluntary pools business in which we have not actively participated since 1995. The Life Companies, the company’s fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

The following table shows pre-tax segment income (loss). It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

	Quarter ended December 31 (In millions)		Year ended December 31 (In millions)
	2006	2005	2006	2005
Property and Casualty:
Personal Lines(1)	$49.0	$74.4	$186.7	$143.2
Commercial Lines(2)	43.4	14.5	120.3	(35.0)
Other Property and Casualty	5.0	0.6	21.1	5.5
Total Property & Casualty	97.4	89.5	328.1	113.7
Life Companies	0.1	(1.0)	(3.9)	(18.7)
Interest expense on corporate debt	(10.0)	(10.0)	(39.9)	(39.9)
Total pre-tax segment income	87.5	78.5	284.3	55.1
Federal income tax expense	(26.9)	(1.3)	(88.2)	(1.0)
Total segment income after taxes(3)	$60.6	$77.2	$196.1	$54.1

(1) Includes Personal Lines pre-tax net impact of catastrophes of $4.8 million and ($2.2) million for the fourth quarter of 2006 and 2005, respectively; and $36.6 million and $110.7 million for the full year 2006 and 2005, respectively.

(2) Includes Commercial Lines pre-tax net impact of catastrophes of $11.4 million and $41.3 million for the fourth quarter of 2006 and 2005, respectively; and $70.6 million and $193.2 million for the full year 2006 and 2005, respectively.

(3) See reconciliation from segment income to net income (loss) at the end of this document.

Property and Casualty

Property and Casualty pre-tax segment income was $97.4 million in the fourth quarter of 2006, compared to $89.5 million in the fourth quarter of 2005, an increase of $7.9 million due to lower catastrophe related losses in the current quarter. The pre-tax net impact of catastrophes was $16.2 million in the current quarter compared to $39.1 million in the fourth quarter of 2005. Excluding the pre-tax net impact of catastrophes, property and casualty pre-tax segment income would have been $113.6 million in the fourth quarter of 2006 compared to $128.6 million in the prior year quarter. This decrease was driven primarily by higher operating expenses in the fourth quarter 2006, partially offset by increased favorable development of prior year reserves.

Full-year Property and Casualty pre-tax segment income was $328.1 million in 2006, compared to $113.7 million in 2005. The pre-tax net impact of catastrophes was $107.2 million compared to

$303.9 million in the prior year. Excluding the pre-tax net impact of catastrophes, segment income would have increased by $17.7 million due primarily to favorable loss performance and stronger investment income, partially offset by higher operating expenses. Segment income for 2006 also includes the benefit of a $7.0 million litigation settlement related to Opus Investment Management, Inc., recorded in the third quarter of 2006.

Property and Casualty highlights:

•	Net premiums written were $531.8 million in the fourth quarter of 2006, compared to $502.5 million in the fourth quarter of 2005, an increase of 5.8%. Full-year net premiums written were $2,307.1 million, compared to $2,150.4 million in 2005. Excluding the effect of reinsurance reinstatement premiums of $27.0 million, which were incurred following Hurricane Katrina, full year 2005 net premiums written were $2,177.4 million. Excluding the effect of these reinsurance reinstatements premiums in 2005, net written premium growth was 6.0% for the full year of 2006.

•	Net premiums earned were $566.3 million in the fourth quarter of 2006, compared to $541.6 million in the fourth quarter of 2005. Full-year net premiums earned were $2,219.2 million, compared to $2,161.3 million in 2005. Excluding the effect of reinsurance reinstatement premiums of $27.0 million, net premiums earned were $2,188.3 million for the full year 2005.

•	New business net premiums written were $142.3 million in the fourth quarter of 2006, representing an increase of 41% over $100.9 million in the fourth quarter of 2005. New business net premiums written for the full year were $585.6 million, representing an increase of 63% compared to $360.0 million in 2005.

•	Favorable development of prior-year loss and LAE reserves was $37.3 million in the fourth quarter of 2006, compared to favorable development of $26.5 million in the fourth quarter of 2005. Favorable development of prior-year reserves was $128.6 million for the full year, compared to favorable development of $79.5 million for all of 2005.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended December 31
	2006	2005
Personal Lines losses (excluding catastrophes)	51.0%	48.2%
Personal Lines catastrophe-related losses	1.4%	(1.2)%
Total Personal Lines losses	52.4%	47.0%
Commercial Lines losses (excluding catastrophes)	39.0%	41.5%
Commercial Lines catastrophe-related losses	5.3%	20.4%
Total Commercial Lines losses	44.3%	61.9%

Total P&C Losses	49.4%	52.8%
Loss adjustment expenses	10.4%	9.9%
Hurricane Katrina-related loss adjustment expenses	—	0.4%
Policy acquisition and other underwriting expenses	34.6%	31.2%
Combined Ratio	94.4%	94.3%

	Year ended December 31
	2006	Adjusted 2005(1)	2005
Personal Lines losses (excluding catastrophes)	51.1%	52.7%	53.4%
Personal Lines catastrophe-related losses	2.4%	6.4%	6.5%
Total Personal Lines losses	53.5%	59.1%	59.9%
Commercial Lines losses (excluding catastrophes)	39.4%	47.3%	47.9%
Commercial Lines catastrophe-related losses	7.8%	23.2%	23.4%
Total Commercial Lines losses	47.2%	70.5%	71.3%
Total P&C Losses	51.4%	63.3%	64.1%
Loss adjustment expenses	10.6%	9.4%	9.5%
Hurricane Katrina-related loss adjustment expenses	0.4%	0.3%	0.3%
Policy acquisition and other underwriting expenses	34.3%	30.9%	31.3%
Combined Ratio	96.7%	103.9%	105.2%

(1) The Adjusted 2005 ratios have been adjusted to exclude the impact of the reinsurance reinstatement premiums.

Personal Lines

Personal Lines pre-tax segment income was $49.0 million in the fourth quarter of 2006, compared to $74.4 million in the prior-year quarter. For the full year, Personal Lines segment income was $186.7 million in 2006 compared to $143.2 million in 2005. The pre-tax net impact of catastrophes was $4.8 million in the fourth quarter of 2006, compared to a benefit of $2.2 million in the fourth quarter of 2005. Excluding the pre-tax net impact of catastrophes, personal lines pre-tax segment income would have been $53.8 million in the fourth quarter of 2006, compared to $72.2 million in the prior-year quarter. The pre-tax net impact of catastrophes was $36.6 million for the full year 2006, compared to $110.7 million in the full year 2005. Excluding this pre-tax net impact of catastrophes,

Personal Lines segment income for the full year 2006 would have been $223.3 million compared to $253.9 million in the prior year. The decrease in Personal Lines pre-tax segment income, excluding catastrophes, for the quarter and the year is primarily due to higher expenses.

Underwriting and loss adjustment expenses were higher in the most recent quarter and the year due to several factors, including: an increase in variable compensation expenses, increased claims spending principally related to the operating model, the impact of new accounting for stock-based compensation, increased technology spending, and, to a lesser extent, an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Personal Lines highlights:

•	Net premiums written were $342.3 million in the fourth quarter of 2006, compared to $326.0 million in the fourth quarter of 2005, an increase of 5.0%. Net premiums written for the full-year 2006 were $1,427.8 million, compared to $1,363.0 million in 2005. Excluding the effect of reinsurance reinstatement premiums of $17.7 million, net premiums written were $1,380.7 million for the full year 2005. Excluding the effect of these reinsurance reinstatement premiums in 2005, net written premium growth was 3.4% for the full year of 2006.

•	Net premiums earned were $351.1 million in the fourth quarter of 2006, compared to $341.5 million in the fourth quarter of 2005. Net premiums earned for the full year 2006 were $1,388.5 million. Excluding the effect of reinsurance reinstatement premiums of $17.7 million, net premiums earned were $1,404.4 million for the full year 2005.

•	New business net premiums written were $71.6 million in the fourth quarter of 2006, representing an increase of 43.0% over $50.0 million in the fourth quarter of 2005. New business net premiums written for the full year were $279.5 million in 2006, representing an increase of 91.4% compared to $145.9 million in 2005.

•	The Personal Lines GAAP combined ratio was 94.8% in the fourth quarter in 2006, versus 86.7% in the prior-year quarter. The full year Personal Lines GAAP combined ratio was 95.1% in 2006. Excluding the effect of reinsurance reinstatement premiums, the Personal Lines GAAP combined ratio was 96.6% for the full year of 2005.

•	The pre-tax net impact of catastrophes was $4.8 million, or 1.4 points of the combined ratio, for the fourth quarter of 2006, compared to a favorable adjustment of $2.2 million, or 0.6 points of the combined ratio, for the fourth quarter of 2005. For the full year, the pre-tax net impact of catastrophes was $36.6 million or 2.6 points of the combined ratio in 2006, versus $110.7 million, or 7.9 points of the combined ratio in 2005.

•	Favorable development of prior-year loss and LAE reserves was $9.9 million in the current quarter consistent with the fourth quarter of 2005, improving the Personal Lines combined ratio by 2.8 points and 3.2 points, respectively. The full-year favorable development of prior-year reserves was $48.9 million in 2006, compared to $42.4 million in 2005.

Commercial Lines

Commercial Lines pre-tax segment income was $43.4 million in the fourth quarter of 2006, compared to $14.5 million in the fourth quarter of 2005. The pre-tax net impact of catastrophes was $11.4 million in the fourth quarter of 2006, compared to $41.3 million in the fourth quarter of 2005.

Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $54.8 million in the fourth quarter of 2006, compared to $55.8 million in the prior-year quarter, a decrease of $1.0 million. For the full year, Commercial Lines segment income was $120.3 million, compared to a loss of $35.0 million in 2005. The pre-tax net impact of catastrophes in the full year 2006 was $70.6 million, compared to $193.2 million in the full year 2005. The Commercial Lines segment income excluding the impact of catastrophes for the full year 2006 would have been $190.9 million, compared to $158.2 million in 2005, an increase of $32.7 million for the year. The $1.0 million decrease in Commercial Lines segment income excluding the pre-tax net impact of catastrophes for the quarter was primarily due to higher expenses offset by favorable prior-year reserve development. Commercial Lines segment income for the full year benefited primarily from favorable prior-year reserve development, improvement in current accident year results, as well as from growth in specialty lines that more than offset higher underwriting expenses incurred for the year.

In the fourth quarter of 2006, development of prior-year loss and loss adjustment reserves were favorable by $28.2 million, compared to $18.3 million in the fourth quarter of 2005. The increase in favorable prior-year reserve development was driven by Workers’ Compensation and Other Commercial lines. Similarly, prior-year reserves developed favorably by $81.9 million in the full-year 2006, compared to $41.2 million in 2005. Current accident year results also improved for the year.

Underwriting and loss adjustment expenses were higher in the most recent quarter and the year due to several factors which include: an increase in variable compensation expenses, increased technology spending, higher expenses in support of our specialty lines, the impact of new accounting for stock-based compensation, certain other miscellaneous items, and to a lesser extent, an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Commercial Lines highlights:

•	Net premiums written were $189.5 million in the fourth quarter of 2006, compared to $176.5 million in the fourth quarter of 2005, an increase of 7.4%. Net premiums written for the full year 2006 were $879.0 million, compared to $787.2 million in 2005. Excluding the effect of reinsurance reinstatement premiums of $9.3 million, net premiums written were $796.5 million for the full year 2005. Excluding the effect of these reinsurance reinstatement premiums in 2005, net written premium growth was 10.4% for the full year of 2006.

•	Net premiums earned were $215.2 million in the fourth quarter of 2006, compared to $200.1 million in the fourth quarter of 2005. Net premiums earned for the full year 2006 were $830.5 million. Excluding the effect of reinsurance reinstatement premiums of $9.3 million, net premiums earned were $783.7 million for the full year 2005.

•	New business net premiums written were $70.8 million in the fourth quarter of 2006, representing an increase of 39.1% over $50.9 million in the fourth quarter of 2005. New business net premiums written for the full year were $306.2 million in 2006, representing an increase of 43.1% compared to $214.0 million in 2005.

•	The Commercial Lines GAAP combined ratio was 93.5% in the fourth quarter of 2006, versus 106.6% in the prior year quarter. The full year Commercial Lines GAAP combined ratio was 98.9% in 2006. Excluding the effect of reinsurance reinstatement premiums, the Commercial Lines GAAP combined ratio was 116.9% for the full year 2005.

•	The pre-tax net impact of catastrophes was $11.4 million, or 5.3 points of the combined ratio, for the fourth quarter of 2006, compared to $41.3 million, or 20.6 points of the combined ratio, for the fourth quarter of 2005. The full year pre-tax net impact of catastrophes was $70.6 million or 8.5 points of the combined ratio in 2006, versus $193.2 million, or 24.9 points of the combined ratio in 2005.

•	Favorable development of prior-year loss and LAE reserves was $28.2 million in the fourth quarter of 2006, compared to favorable development of $18.3 million in the fourth quarter of 2005; improving the Commercial Lines combined ratio by 13.1 points and 9.1 points, respectively. The full-year favorable development of prior-year reserves was $81.9 million in 2006, compared to adverse development of $41.2 million in 2005.

Other Property & Casualty

Other Property & Casualty pre-tax segment income was $5.0 million in the fourth quarter of 2006, compared to $0.6 million in the prior-year quarter. Other Property & Casualty pre-tax segment income was $21.1 million for the full-year 2006, compared to $5.5 million in 2005. The increase in Other Property & Casualty segment income for the quarter and the full year is due to higher investment income, driven by the proceeds on the sale of the variable life insurance and annuity business, held at the holding company. Additionally, income in the quarter includes $2.1 million in interest income associated with the deferred purchase price from the sale of the variable life insurance and annuity business to Goldman Sachs. Income for the full year of 2006 also includes a $7.0 million litigation settlement in the third quarter. Other Property & Casualty includes the company’s premium financing business, investment management operations, earnings on holding company assets, as well as run-off voluntary pools.

Life Companies

Continuing Operations:

The Life Companies continuing operations reported pre-tax segment income of $0.1 million in the fourth quarter of 2006, compared to a loss of $1.0 million in the fourth quarter of 2005. For the full year 2006, the Life Companies continuing operations reported a pre-tax segment loss of $3.9 million in 2006, compared to a loss of $18.7 million in 2005.

Loss on Disposal of the Variable Life Insurance and Annuity Business:

For the fourth quarter of 2006, the company recorded a loss on the sale of the variable life insurance and annuity business of $4.0 million, net of tax, relating primarily to net transition service expenses. This compares to a gain of $30.2 million, net of tax, in the fourth quarter of 2005, which was a favorable adjustment to the actual purchase price on closing. For the full year of 2006, the company recorded a loss of $29.8 million, net of tax, compared to a loss of $444.4 million, net of tax, resulting from the sale of the variable life insurance and annuity business.

Investment Results

Net investment income was $81.1 million for the fourth quarter of 2006, compared to $83.4 million in the same period of 2005. For the full year of 2006, net investment income was $318.9 million compared to $321.4 million in 2005.

Net investment income for the property and casualty segment was $59.0 million for the fourth quarter of 2006, which is an increase of $4.3 million over the fourth quarter of 2005. For the full year 2006, property and casualty net investment income was $227.4 million, which is an increase of $18.3 million over 2005. This increase in property and casualty segment net investment income for the quarter and the full year were driven primarily by increased operating cash flows and from the proceeds on the sale of the variable life insurance and annuity business.

Offsetting the increase in the property and casualty segment net investment income was a decrease in the Life Companies’ net investment income. Net investment income in the Life Companies decreased by $6.7 million in the fourth quarter of 2006 to $22.0 million and for the full year 2006, net investment income decreased by $21.2 million to $90.9 million. This decrease in net investment income for the quarter and for the year were driven by lower average invested assets, resulting from the maturities of long-term funding agreements and continued cash outflows from life operations since the business is in run-off.

Fourth quarter 2006 pre-tax net realized investment losses were $14.9 million, compared to $5.7 million of pre-tax net realized investment gains in the same period of 2005. In the fourth quarter of 2006, the company realized pre-tax net investment losses of $11.8 million primarily from sales of fixed maturities and $3.1 million of losses from impairments on certain fixed maturities. In the fourth quarter of 2005, the company realized pre-tax net investment gains of $6.7 million, primarily from sales of investments. These gains were partially offset by $1.0 million of realized losses resulting from impairments on certain fixed maturity and equity securities.

Full-year 2006 pre-tax net realized investment losses were $4.3 million, compared to $23.8 million of pre-tax net realized investment gains in 2005. In 2006, the company experienced pre-tax net realized investment losses of $11.3 million primarily from impairments on certain fixed maturity securities. These losses were partially offset by $7.0 million of capital gains resulting primarily from the sale of fixed maturities. In 2005, the company experienced pre-tax net realized investment gains of $33.1 million, primarily from the sales of investments. These gains were partially offset by $9.3 million of capital losses resulting from impairments on certain fixed maturity and equity securities.

Balance Sheet

Shareholders’ equity was $1,999.2 million, or $39.10 per share at December 31, 2006, compared to $1,951.3 million or $36.30 per share at December 31, 2005. Excluding accumulated other comprehensive income, book value was $39.88 per share at the close of the fourth quarter of 2006, compared to $37.33 per share at December 31, 2005.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s fourth quarter results on Tuesday, January 30th at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s fourth quarter earnings press release and statistical supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the possibility of adverse judicial decisions, which expand policy coverage beyond its intended scope (such as recent decisions in Louisiana involving the so-called “flood” exclusions), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multi-variate personal auto product), adverse loss development and adverse trends in mortality and morbidity and medical costs, change in the current favorable frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including rate pressure), adverse state and federal legislation or regulation or regulatory actions, (such as recent mandated decrease in rates for Massachusetts private passenger automobile insurance and Florida homeowners policies) financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable life insurance and annuity business (including with respect to existing and potential litigation and regulatory actions and the remediation of certain processing errors in connection with tax reporting), and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses (and with respect to 2005, reinsurance reinstatement premiums).

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the normal operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended December 31, 2006 and 2005 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses or reinsurance reinstatement premiums. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover provides measures of net premiums written, net premiums earned and loss ratios that exclude the effects of catastrophe reinsurance reinstatement premiums. Catastrophe reinsurance reinstatement premiums are a reduction to net written and earned premiums, and represent the cost to reinstate the amount of catastrophe reinsurance coverage that the Company has used as the result of a reinsurance loss payment under the terms of the reinsurance contract. The company believes that the loss ratios excluding the effects of catastrophe reinsurance reinstatement premiums represent a better measure of underlying loss trends. The presentation of loss ratios calculated excluding the effects of catastrophe reinstatement premiums should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 property and casualty insurers in the United States.

Contact Information Investors: Sujata Mutalik E-mail: smutalik@hanover.com 1-508-855-3457	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended December 31		Year ended December 31
	2006	2005	2006	2005
Net income (loss)	$45.5	$118.7	$170.3	$(325.2)
Net income (loss) per share(1)	$0.88	$2.19	$3.27	$(6.02)
Weighted average shares	51.7	54.2	52.2	54.0

The following is a reconciliation from segment income (loss) to net income (loss)(2):

PER SHARE DATA (DILUTED) (1)	Quarter ended December 31				Year ended December 31
	2006		2005		2006		2005
	$	Per Share	$	Per Share	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$49.0	—	$74.4	—	$186.7	—	$143.2	—
Commercial Lines	43.4	—	14.5	—	120.3	—	(35.0)	—
Other Property & Casualty	5.0	—	0.6	—	21.1	—	5.5	—
Total Property and Casualty	97.4	—	89.5	—	328.1	—	113.7	—
Life Companies	0.1	—	(1.0)	—	(3.9)	—	(18.7)	—
Interest expense on corporate debt(3)	(10.0)	—	(10.0)	—	(39.9)	—	(39.9)	—
Total segment income	87.5	$1.69	78.5	$1.44	284.3	$5.45	55.1	$1.02
Federal income tax expense on segment income	(26.9)	(0.52)	(1.3)	(0.02)	(88.2)	(1.69)	(1.0)	(0.02)
Total segment income after federal income taxes	60.6	1.17	77.2	1.42	196.1	3.76	54.1	1.00
Change in prior years tax reserves	3.3	0.07	—	—	3.3	0.07	2.3	0.04
Federal income tax settlement	—	—	9.5	0.18	—	—	9.5	0.18
Net realized investment (losses) gains, net of amortization	(14.9)	(0.29)	5.7	0.11	(3.5)	(0.07)	18.6	0.35
Gain (loss) on derivatives	—	—	—	—	0.2	—	(0.3)	—
Restructuring costs	(0.2)	—	(0.8)	(0.02)	(1.6)	(0.03)	(2.1)	(0.04)
Federal income tax benefit (expense) on non-segment income	0.7	0.01	(7.2)	(0.13)	(2.8)	(0.05)	(5.6)	(0.11)
Income from continuing operations, net of taxes	49.5	0.96	84.4	1.56	191.7	3.68	76.5	1.42
Income from discontinued variable life and annuity business, net of taxes	—	—	4.1	0.08	—	—	42.7	0.79
(Loss) income on disposal of variable life insurance and annuity business, net of taxes	(4.0)	(0.08)	30.2	0.55	(29.8)	(0.57)	(444.4)	(8.23)
Gain on sale of Financial Profiles Inc., net of tax	—	—	—	—	7.8	0.15	—	—
Income (loss) before cumulative effect of accounting change	45.5	0.88	118.7	2.19	169.7	3.26	(325.2)	(6.02)
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	0.6	0.01	—	—
Net income (loss)	$45.5	$0.88	$118.7	$2.19	$170.3	$3.27	$(325.2)	$(6.02)

(1) Basic net income per share was $0.89 and $2.21 for quarters ended December 31, 2006 and 2005, respectively. For the year ended December 31, 2006 and 2005, basic net income (loss) per share was $3.31 and $(6.08), respectively.

(2) In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items by segment:

	Quarter ended December 31, 2006 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$(1.3)	$(1.4)	$4.1	$1.9	$3.3
Net realized investment losses	(3.4)	(3.7)	(7.8)	—	(14.9)
Restructuring costs	—	—	—	(0.2)	(0.2)
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(4.0)	(4.0)

	Quarter ended December 31, 2005 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Federal income tax settlement	$—	$—	$—	$9.5	$9.5
Net realized investment gains (losses)	3.4	3.7	1.6	(3.0)	5.7
Restructuring costs	—	—	—	(0.8)	(0.8)
Income from discontinued variable life insurance and annuity business, net of taxes	—	—	—	4.1	4.1
Income on disposal of variable life insurance and annuity business, net of taxes	—	—	—	30.2	30.2

	Year ended December 31, 2006 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$(1.3)	$(1.4)	$4.1	$1.9	$3.3
Net realized investment (losses) gains	1.9	2.0	(4.1)	(3.3)	(3.5)
Gain on derivatives	—	—	—	0.2	0.2
Restructuring costs	—	—	—	(1.6)	(1.6)
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(29.8)	(29.8)
Gain on sale of Financial Profiles, net of taxes	—	—	—	7.8	7.8
Cumulative effect of change in accounting principle, net of taxes	0.2	0.3	—	0.1	0.6

	Year ended December 31, 2005 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$—	$—	$—	$2.3	$2.3
Federal income tax settlement	—	—	—	9.5	9.5
Net realized investment gains	2.6	2.7	2.4	10.9	18.6
Loss on derivatives	—	—	—	(0.3)	(0.3)
Restructuring costs	—	—	—	(2.1)	(2.1)
Income from discontinued variable life insurance and annuity business, net of taxes	—	—	—	42.7	42.7
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(444.4)	(444.4)

All figures reported are unaudited.